Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancFirst Corporation on Form S-8 of our report dated March 1, 2018, on our audits of the consolidated financial statements of Bancfirst Corporation as of December 31, 2017 and 2016, and for the years then ended.  We also consent to the incorporation by reference of our report dated March 1, 2018 on our audit of the internal control over financial reporting of BancFirst Corporation as of December 31, 2017 and 2016.

BKD, LLP

Oklahoma City, Oklahoma

November 2, 2018